Exhibit 99.1

News Release

INTERNATIONAL GAME TECHNOLOGY
REPORTS SECOND QUARTER
FISCAL 2005 RESULTS

     (Reno, NV – April 21, 2005) – International Game Technology (NYSE: IGT) today reported its operating results for the second quarter ended March 31, 2005.

     Second quarter net income totaled $93.9 million or $0.26 per diluted share, compared to $116.9 million or $0.32 in the prior year quarter.

     The second quarter results were adversely affected by charges related to technical obsolescence of certain gaming operations assets due to shifting market demand toward IGT’s newer products that incorporate more innovative features. These charges, as well as less significant costs principally consisting of severance, collectively totaled $21.8 million before tax, $13.9 million after tax or $0.04 per fully diluted share.

     For the six months ended March 31, 2005, income from continuing operations totaled $216.4 million or $0.59 per diluted share compared to $234.3 million or $0.63 per diluted share in the prior year period. Net income for the first half of fiscal 2005 was $216.4 million or $0.59 per diluted share compared to $293.3 million or $0.79 per diluted share for the first half of fiscal 2004.

     Net income for the first six months of fiscal 2004 included income from discontinued operations of $58.9 million or $0.16 per diluted share, including an after-tax gain of $56.8 million related to the sale of IGT OnLine Entertainment Systems (OES).

     Additionally, as a result of our 52/53-week fiscal years, the prior year six-month period contained 27 weeks versus the normal 26 weeks in the current six-month period. The extra week in fiscal 2004 primarily impacted gaming operations, adding revenues of approximately $19.9 million, gross profit of approximately $11.1 million and operating expenses of approximately $8.0 million.

     In the first quarter of fiscal 2005, we adopted EITF 04-8, The Effect of Contingently Convertible Debt on Diluted Earnings Per Share, that requires convertible debt securities to be included in diluted earnings per share regardless of

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International Game Technology Reports
Second Quarter Fiscal 2005 Results

whether the market price condition has been satisfied. Accordingly, we have restated the first six months of fiscal 2004 to include the full impact of an additional 20.5 million shares related to our outstanding convertible debentures.

Gaming Operations

     Revenues from gaming operations totaled $298.9 million in the current quarter, an increase of 9% from $273.7 million in the second quarter of fiscal 2004. Gaming operations revenue for the first half of fiscal 2005 totaled $585.8 million, an increase of 6% from $551.3 million in the first half of the prior year.

     “We are pleased with the growth in gaming operations revenue as it reflects success on several fronts. We are deploying several new products, including Fort Knox®, our new penny progressive on both the Reel Touch® and Video Reel Touch® platforms. We introduced the Star Wars™ video slot, and it has been met with enthusiasm by both our customers and the players,” said TJ Matthews, IGT’s Chief Executive Officer. “During the quarter we also placed over 1,000 games into the Alabama charitable bingo and Class II Native American markets.”

     Quarterly gross profit from gaming operations was $145.8 million compared to $147.3 million in the prior year quarter. Gross profit margins for gaming operations totaled 49% versus 54% in the same prior year period. Year-to-date gross profit margins were 50% in the current year compared to 55% in the prior year-to-date period. The decline in both the quarter and year-to-date gaming operations gross margin was primarily a result of $19.9 million in asset obsolescence charges incurred in the second quarter related to the transition in demand toward our newer, more innovative gaming operations products, including updated cabinet designs and the addition of LCDs to our spinning-reel and video product lines. Margins in the current year quarter were also reduced by approximately 200 basis points due to the consolidation of our variable interest entities’ activity, which commenced in the third quarter of the prior year.

     IGT’s installed base of recurring revenue machines ended the current quarter at 37,900, an increase of 2,400 units from the same quarter last year and an increase of 900 units from the immediately preceding quarter. The year-over-year

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growth resulted from additional placements in the video lottery markets of New York, Delaware, and Rhode Island, the Native American markets in Florida and Oklahoma, and the charitable video bingo market in Alabama. IGT continues to work to place its highest yielding games on casino floors, partially by managing the removal of lower yielding units.

Product Sales

IGT Product Sales Summary

	Quarters Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
Revenues (in millions)
North America	$183.9	$275.7	$366.0	$512.5
International	68.3	86.7	240.4	180.3

Total	$252.2	$362.4	$606.4	$692.8

Gross Margin
North America	53%	55%	54%	54%
International	45%	46%	39%	45%
Total	51%	53%	48%	52%

Units Shipped
North America	13,300	27,200	28,000	49,800
International	9,300	18,200	49,900	41,700

Total	22,600	45,400	77,900	91,500

Average Revenue Per Unit (ARPU)
North America	$13,800	$10,100	$13,100	$10,300
International	7,300	4,800	4,800	4,300
Total	11,100	8,000	7,800	7,600

     Worldwide product sales revenues and gross profits totaled $252.2 million and $127.9 million, respectively, compared to $362.4 million and $191.8 million in the prior year quarter. During the quarter, consolidated non-machine revenues were $76.1 million or 30% of total product sales revenue. Consolidated gross margins on product sales of 51% were down from 53% in the prior year quarter

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Second Quarter Fiscal 2005 Results

primarily as a result of the allocation of fixed costs across lower domestic sales volumes.

     In North America, product sales revenues of $183.9 million were down from $275.7 million in the prior year quarter. Gross profit margins on North America product sales were 53% versus 55% in the prior year quarter. Revenues in North America decreased as a result of the anticipated slowdown in demand for TITO-related replacement machines and fewer new market opportunities in the current year. Average revenue per unit (ARPU) increased 37% over the prior year quarter and 27% over the prior year-to-date period. The improvement is primarily due to stronger pricing realization and increased revenue from non-machine related sources, including game theme conversions and intellectual property fees.

     International product sales revenues were $68.3 million, a decrease of 21% from $86.7 million in the same quarter last year. During the second quarter of the prior year, international revenues were boosted by sales of Nobunaga™ in Japan. Following the record-breaking success of The Terminator® in Japan during the first quarter of the current year, we plan to release our second game under our agreement with Sega Sammy Holdings, Inc. in the second half of fiscal 2005.

Operating Expenses and Other Income/Expense

     Total operating expenses were $127.5 million and $250.8 million for the quarter and the six-month period ended March 31, 2005 compared to $133.1 million and $251.9 million in the same prior year periods. Bad debt expense for the quarter and year-to-date declined compared to the prior year periods primarily due to an improved collection risk profile and, to a lesser extent, lower receivable balances. Research and development expense increased with additional investments to support our commitment to the development of innovative gaming products.

     During the second quarter we recognized $1.9 million in charges principally consisting of severance costs associated with our international operations and a reorganization of our North American sales and service group, including the integration of our Rapid City, South Dakota distribution facility. These operational

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International Game Technology Reports
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changes were undertaken to move IGT closer to our customer base and further enhance our market responsiveness.

     Other expense, net, decreased $20.7 million for the quarter and $37.9 million for the first half of fiscal 2005 compared to the same prior year periods. The favorable shift is primarily due to reduced interest expense related to the redemption of senior notes that were outstanding in the prior year periods. The prior year quarter included a $6.9 million loss before tax related to the early redemption.

Cash Flows & Balance Sheet

     During the six months ended March 31, 2005, we generated $343.2 million in cash flows from operations on net income of $216.4 million. Working capital was $485.4 million at March 31, 2005, compared to $949.7 million at September 30, 2004. The change in working capital was primarily a result of the reclassification of our convertible debentures to current liabilities.

     Cash and equivalents collectively with short-term investments totaled $830.4 million at March 31, 2005 compared to $766.6 million at September 30, 2004. Strong cash flows from operations were partially utilized to purchase additional investment securities, to pay cash dividends on common stock, and to repurchase shares under our stock repurchase program. Auction Rate Securities (ARS) totaling $470.8 million at March 31, 2005 and $371.5 million at September 30, 2004, previously classified as cash equivalents, are now reflected as investment securities on our balance sheet. Although ARS are convertible into cash, they have a stated long-term maturity and therefore are not considered a cash equivalent. This change in presentation has no impact to available liquidity to the Company for operating purposes. Debt totaled $797.0 million at March 31, 2005 compared to $792.0 million at September 30, 2004.

     Capital expenditures increased to $105.1 million in the first half of fiscal year 2005 from $93.3 million in the prior year. Construction costs for our Reno facility expansion and Las Vegas campus development totaled $13.6 million for the six months ended March 31, 2005.

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International Game Technology Reports
Second Quarter Fiscal 2005 Results

Capital Deployment

     On March 1, 2005, our Board of Directors declared a quarterly cash dividend of $0.12 per share that was paid on March 29, 2005 to shareholders of record on March 15, 2005.

     We repurchased 3.3 million shares during the second quarter for an aggregate cost of $97.0 million. The remaining authorization under IGT’s stock repurchase program totaled 32.6 million shares at March 31, 2005.

     As previously announced on April 1, 2005, International Game Technology will host a conference call regarding its Second Quarter Fiscal Year 2005 earnings release on Thursday, April 21, 2005 at 6:00 a.m. (Pacific Daylight Time) with TJ Matthews, Chief Executive Officer, and Maureen T. Mullarkey, Chief Financial Officer, of International Game Technology. The access numbers are as follows:

•	Domestic callers dial 800-857-2283, passcode IGT

•	International callers dial 630-395-0017, passcode IGT

     The conference call will also be broadcast live over the Internet. A link to the webcast can be obtained by visiting our website at http://www.IGT.com/InvestorRelations. Minimum requirements to listen to the broadcast include Windows Media Player and at least a 28.8Kbps connection to the Internet. If you are unable to participate during the live webcast, the call will be archived at http://www.IGT.com/InvestorRelations until Friday, April 29, 2005.

     Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. (Pacific Standard Time) on Thursday, April 21, 2005. This replay will run through Friday, April 29, 2005. The access numbers are as follows:

•	Domestic callers dial 866-415-2340

•	International callers dial 203-369-0685

     In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could;

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estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include, but are not limited to, the following:

•	We plan to release our second game under our agreement with Sega Sammy Holdings, Inc. in the second half of fiscal 2005

     Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our “forward looking” statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to, changes in demand for IGT’s products because of a reduction in the growth of markets or changes in the popularity of our products, the continuing or lingering impact of terrorist-related events on play per game and capital equipment purchases by casinos across our jurisdictions, a reduction in the pace of the replacement of machines, a decrease in the popularity of our recurring revenue games, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers, increased competition, and the uncertainties generally associated with the development, manufacture and sales of gaming machines and systems. Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.

     International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

     Contact: Patrick Cavanaugh, Director of Investor Relations, 866-296-4232

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International Game Technology Reports
Second Quarter Fiscal 2005 Results

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004

(In thousands, except per share amounts)

Revenues
Product sales	$252,150	$362,354	$606,426	$692,837
Gaming operations	298,855	273,730	585,784	551,308

Total revenues	551,005	636,084	1,192,210	1,244,145

Costs and operating expenses
Cost of product sales	124,233	170,562	314,941	334,815
Cost of gaming operations	153,063	126,413	290,537	249,155
Selling, general and administrative	75,868	79,513	150,204	147,218
Depreciation and amortization	17,014	16,721	33,598	30,525
Research and development	36,356	31,185	68,069	62,893
Provision for bad debts	(1,695)	5,678	(1,028)	11,284

Total cost and operation expenses	404,839	430,072	856,321	835,890

Operating income	146,166	206,012	335,889	408,255

Other income (expense), net	(22)	(20,693)	1,573	(36,284)

Income from continuing operations before tax	146,144	185,319	337,462	371,971
Provision for income taxes	52,217	67,635	121,091	137,629

Income from continuing operations	93,927	117,684	216,371	234,342
Discontinued operations, net of tax	—	(742)	—	58,924

Net income	$93,927	$116,942	$216,371	$293,266

Basic earnings per share
Continuing operations	$0.27	$0.34	$0.63	$0.68
Discontinued operations	—	—	—	0.17

Net income	$0.27	$0.34	$0.63	$0.85

Diluted earnings per share
Continuing operations	$0.26	$0.32	$0.59	$0.63
Discontinued operations	—	—	—	0.16

Net income	$0.26	$0.32	$0.59	$0.79

Weighted average shares outstanding
Basic	345,188	346,906	345,517	346,187
Diluted	372,358	377,649	373,278	376,416

News Release

International Game Technology Reports
Second Quarter Fiscal 2005 Results

Unaudited Condensed Consolidated Balance Sheets

	March 31,	September 30,
	2005	2004

(In thousands)

Assets
Current assets
Cash and equivalents	$358,165	$393,523
Investment securities, at market value	472,221	373,100
Receivables, net	412,554	414,916
Inventories	164,618	165,601
Other	164,299	162,564

Total current assets	1,571,857	1,509,704
Long-term notes and contracts receivable, net	75,769	87,284
Property, plant and equipment, net	346,808	329,058
Investments to fund jackpots	470,309	468,238
Goodwill and intangibles, net	1,289,066	1,293,758
Other assets	143,447	184,922

Total assets	$3,897,256	$3,872,964

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term notes payable	$596,997	$103
Accounts payable	79,117	85,692
Jackpot liabilities	206,673	209,205
Accrued income taxes	4,902	7,537
Dividends payable	—	41,531
Other	198,799	215,941

Total current liabilities	1,086,488	560,009
Long-term notes payable, net of current maturities	200,000	791,848
Long-term jackpot liabilities	506,256	510,057
Other liabilities	33,116	34,401

Total liabilities	1,825,860	1,896,315
Total stockholders’ equity	2,071,396	1,976,649

Total liabilities and stockholders’ equity	$3,897,256	$3,872,964

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International Game Technology Reports
Second Quarter Fiscal 2005 Results

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	March 31,	March 31,
	2005	2004

(In thousands)

Operations
Net income	$216,371	$293,266
Gain on sale of discontinued operations	—	(90,820)
Depreciation, amortization and other non-cash items	118,364	111,851
Changes in operating assets and liabilities:
Receivables	15,477	(17,707)
Inventories	(6,260)	(3,279)
Prepaid and other assets	18,089	(98,024)
Income taxes payable and deferred	34,703	19,095
Accounts payable and accrued liabilities	(28,930)	(49,905)
Jackpot liabilities	(24,606)	(16,344)

Net cash from operations	343,208	148,133

Investing
Capital expenditures	(105,077)	(93,254)
Investment securities proceeds (purchases), net	(99,221)	360,537
Jackpot funding proceeds (purchases), net	12,569	6,987
Proceeds from sale of discontinued operations	—	143,013
Acquisition of businesses	(3,961)	(109,697)
Cash from consolidation of VIE’s	—	47,511
Other investing activities	1,706	36,627

Net cash (used for) from investing	(193,984)	391,724

Financing
Debt proceeds (repayments), net	489	(413,436)
Dividends paid	(124,532)	(104,027)
Share repurchases	(96,973)	—
Proceeds from employee stock plans	37,273	36,995

Net cash used for financing	(183,743)	(480,468)

Effect of foreign exchange rates on cash	(839)	1,468

Net change in cash and equivalents	(35,358)	60,857
Beginning cash and equivalents	393,523	475,803

Ending cash and equivalents	$358,165	$536,660

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International Game Technology Reports
Second Quarter Fiscal 2005 Results

Unaudited Supplemental Data

	Quarters Ended		Six Months Ended
Calculation of Earnings Per Share	March 31,		March 31,
from Continuing Operations	2005	2004	2005	2004

(In thousands, except per share amounts)

Income from continuing operations	$93,927	$117,684	$216,371	$234,342
Interest expense on convertible debentures, net of tax	2,378	2,286	4,730	4,633

Diluted EPS Numerator	$96,305	$119,970	$221,101	$238,975

Basic weighted average common shares outstanding	345,188	346,906	345,517	346,187
Dilutive effect of stock options	6,639	10,212	7,230	9,698
Dilutive effect of convertible debentures	20,531	20,531	20,531	20,531

Diluted EPS Denominator	372,358	377,649	373,278	376,416

Basic earnings per share	$0.27	$0.34	$0.63	$0.68
Diluted earnings per share	$0.26	$0.32	$0.59	$0.63

	Quarters Ended		Six Months Ended
	March 31,		March 31,
Reconciliation of Net Income to EBITDA	2005	2004	2005	2004

(In thousands)

Net income	$93,927	$116,942	$216,371	$293,266
Discontinued operations, net of tax	—	742	—	(58,924)
Provision for income taxes	52,217	67,635	121,091	137,629
Other (income) expense, net	22	20,693	(1,573)	36,284
Depreciation, amortization and asset charges	57,910	39,740	100,392	74,927
Stock-based compensation	879	1,395	1,989	2,641

EBITDA	$204,955	$247,147	$438,270	$485,823

EBITDA (earnings before interest, taxes, depreciation, amortization and asset charges, stock-based compensation, other expense, net, and discontinued operations) is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance. EBITDA provides useful information to investors regarding our ability to service debt. EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

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International Game Technology Reports
Second Quarter Fiscal 2005 Results

Unaudited Supplemental Data (continued)

	Six Months Ended
	March 31,
Calculation of Free Cash Flow	2005	2004

(In thousands)

Net cash from operations	$343,208	$148,133
Investment in property, plant and equipment	(25,580)	(15,270)
Investment in gaming operations equipment	(73,476)	(65,661)
Investment in intellectual property	(6,021)	(12,323)

Subtotal	238,131	54,879
Dividends paid	(124,532)	(104,027)

Free Cash Flow	$113,599	$(49,148)

Free cash flow is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT’s presentation may not be comparable to those presented by other companies.